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                                                                    Exhibit 10.2

                     RENAMING, AMENDMENT AND RESTATEMENT TO

                       COHU, INC. KEY EXECUTIVE LONG TERM

                                 INCENTIVE PLAN

                              AND NOW KNOWN AS THE

                      COHU, INC. DEFERRED COMPENSATION PLAN

                                    Article I

                              Establishment of Plan

1.1 Purpose. The Cohu, Inc. Key Executive Long Term Incentive Plan established February 23, 1994 is hereby renamed, amended and restated in its entirety as the Cohu, Inc. Deferred Compensation Plan, as more fully provided herein. This document is intended to fully replace any and all provisions of the plan known as the Cohu, Inc. Key Executive Long Term Incentive Plan, and all rights and benefits provided to the Participants under such plan are replaced by the rights and benefits provided herein.

1.2 The Cohu, Inc. Deferred Compensation Plan is to provide deferred compensation benefits to selected executives of Cohu, Inc. The benefits provided under the Plan are intended to be in addition to other employee benefits programs offered by the Corporation, including but not limited to tax-qualified employee benefit plans.

1.3 Effective Date and Term. Cohu, Inc. adopts this First Amendment to this unfunded deferred compensation plan effective as of August 1, 2001, to be known as the Cohu, Inc. Deferred Compensation Plan, hereinafter referred to as the "Plan."

1.4 Applicability of ERISA. This Plan is intended to be a "top-hat" plan. This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA.

                                   Article II
                                   Definitions

           As used within this document, the following words and phrases have the meanings described in this Article II unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender. Any headings used are included for ease of reference only and are not to be construed so as to alter any of the terms of the Plan.

2.1 Annual Deferral. The amount of Base Salary and/or Bonuses which the Participant elects to defer in each Deferral Period pursuant to Article 4.1 of the Plan Document.

2.2 Base Salary. A Participant's basic annual salary for the applicable Plan
Year.

2.3 Beneficiary. An individual or entity designated by a Participant in accordance with Section 12.6.


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2.4 Board or Board of Directors. The Board of Directors of the Corporation.

2.5 Bonus. Earnings awarded to a Participant at the option of the Corporation which may or may not occur during each Plan Year.

2.6 Code. The Internal Revenue Code of 1986. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

2.7 Committee. A Committee of one or more individuals appointed by the Board of Directors to administer the Plan.

2.8 Corporation. Cohu, Inc.

2.9 Deferral Account. The account established for a Participant pursuant to
Section 5.1 of the Plan Document.

2.10 Deferral Election. The election made by the Participant pursuant to Section
4.1 of the Plan Document.

2.11 Deferral Period. The Plan Year, or in the case of a newly hired or promoted employee who becomes an Eligible Employee during a Plan Year, the remaining portion of the Plan Year.

2.12 Disability. A total and permanent disability, which qualifies the Participant for early payment of benefits, as described in Section 7.2. The existence of a Disability shall be determined by the Committee on the advice of a physician chosen by the Committee.

2.13 Effective Date. August 1, 2001.

2.14 Eligible Employee. An employee of the Corporation who is designated by the Committee.

2.15 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.16 IRS. The Internal Revenue Service.

2.17 Normal Retirement Age. The earlier of age Sixty-five (65) years or the date upon which the Participant ceases full time employment with the Corporation after he has attained age sixty-five (65) years.

2.18 Normal Retirement Date. The first day of the first month coincident with or next following the date on which a Participant reaches age 65, or if a participant continues to be employed by the Corporation after attaining age 65, the first day of the first month coincident with or next following the date on which a Participant ceases full time employment with the Corporation.


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2.19 Participant. Any individual who becomes eligible to participate in the Plan pursuant to Article III of the Plan Document.

2.20 Participant Agreement and Election Form. The written agreement to defer Salary and/or Bonuses made by the Participant. Such written agreement shall be in a format designated by the Corporation.

2.21 Plan. The Cohu, Inc. Deferred Compensation Plan.

2.22 Plan Administrator. The Corporation unless the Corporation designates another individual or entity to hold the position of the Plan Administrator.

2.23 Plan Year. The "Plan Year" means the 12-month period beginning each January 1 and ending on the following December 31.

2.24 Rabbi Trust. The Rabbi Trust, which the Corporation may, in its discretion, establish for the Cohu, Inc. Deferred Compensation Plan, as amended from time to time.

2.25 Rollover Contributions. Amounts credited to Participant's accounts as starting balances under the provisions of the Cohu, Inc. Key Executive Long Term Incentive Plan as determined in the sole discretion of the Committee.

2.26 Valuation Date. Each business day of the Plan Year.

2.27 Years of Service. Each consecutive twelve (12) month period during which a Participant is continuously employed by the Corporation.


                                   Article III
                          Eligibility and Participation

3.1 Participation -- Eligibility and Initial Period. Participation in the Plan is open only to Eligible Employees of the Corporation (as defined in section 2.14). Any employee becoming an Eligible Employee after the Effective Date, e.g., new hires or promoted employees, may become a Participant for the Deferral Period commencing on or after he becomes an Eligible Employee if he submits a properly completed Participant Agreement and Deferral Election within thirty days after becoming eligible for participation.

3.2 Participation -- Subsequent Entry into Plan. An Eligible Employee who does not elect to participate at the time of initial eligibility as set forth in
Section 3.1 shall remain eligible to become a Participant in subsequent Plan Years as long as he continues his status as an Eligible Employee. In such event, the Eligible Employee may become a Participant by submitting a properly executed Participant Agreement and Deferral Election Form prior to December 31 of the Plan Year for which it is effective.


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                                   Article IV
                                  Contributions

4.1 Deferral Election. Before the first day of each Plan Year, a Participant may file with the Committee, a Deferral Election Form indicating the amount of Salary and/or Bonus Deferrals for that Plan Year. A Participant shall not be obligated to make a Deferral Election in each Plan Year. After a Plan Year commences, such Deferral Election shall continue for the entire Plan Year and subsequent years except that it shall terminate upon the execution and submission of a newly completed Deferral Election Form or termination of employment.

4.2 Maximum Deferral Election. A Participant may elect to defer up to twenty-five percent (25 %) of Base Salary and/or up to one hundred percent (100%) of Bonuses earned. A Deferral Election may be automatically reduced if the Committee determines that such action is necessary to meet Federal, FICA or State tax withholding obligations.

4.3 Annual Employer Contributions. The Corporation shall make a contribution equal to an amount that is four percent (4%) of the Participant's annual salary that exceeds the limit, as indexed, provided under Section 401(a)(17) of the Internal Revenue Code.

4.4 Discretionary Employer Contributions. The Corporation, in its sole discretion, may from time to time, make contributions.

4.5 Rollover Contributions. An amount determined for each Participant in the Cohu, Inc. Key Executive Long Term Incentive Plan that shall be deemed an Employee Deferral.


                                    Article V
                                    Accounts

5.1 Deferral Accounts. Solely for recordkeeping purposes, the Plan Administrator shall establish a Deferral Account for each Participant. A Participant's Deferral Account shall be credited with the contributions made by him or on his behalf by the Corporation under Section 4 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 5.3, and charged with distributions made to or with respect to him.

5.2 Crediting of Deferral Accounts. Salary contributions under Section 4.1 shall be credited to a Participant's Deferral Account as of the date on which such contributions were withheld from his Base Annual Salary. Bonus contributions under Section 4.1 shall be credited to a Participant's Deferral Account as of the date on which the contribution would have otherwise been paid in cash. Contributions under Section 4.3, 4.4, and 4.5 shall be credited to the Participant's Deferral Account on the date declared by the Corporation. Any distribution with respect to a Deferral Account shall be charged to that Account as of the date such payment is made by the Corporation or the trustee of the Rabbi Trust which is established for the Plan.

5.3 Earning Credits or Losses. Amounts credited to a Deferral Account shall be credited with deemed net income, gain and loss, including the deemed net unrealized gain and loss based


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on hypothetical investment directions made by the Participant with respect to his Deferral Account on a form designated by the Corporation, in accordance with investment options and procedures adopted by the Corporation in its sole discretion, from time to time.

5.4 Hypothetical Nature of Accounts. The Plan constitutes a mere promise by the Corporation to make the benefit payments in the future. Any Deferral Account established for a Participant under this Article V shall be hypothetical in nature and shall be maintained for the Corporation's recordkeeping purposes only, so that any contributions can be credited and so that deemed investment earnings and losses on such amounts can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of any individual or entity to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Corporation. Any liability of the Corporation to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. The Corporation, the Board of Directors, the Committee and any individual or entity shall not be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Participant, former Participant, Beneficiary, or any other individual or entity. The Corporation may, in its sole discretion, use a Rabbi Trust as a vehicle in which to place funds with respect to this Plan. The Corporation does not in any way guarantee any Participant's Deferral Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall any employee, officer, director, or stockholder of the Corporation be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment thereunder.

5.5 Statement of Deferral Accounts. The Plan Administrator shall provide to each Participant quarterly statements setting forth the value of the Deferral Account maintained for such Participant.


                                   Article VI
                                     Vesting

6.1 Vesting. The Corporation's contributions credited to a Participant's Deferral Account under Plan Section 4.3 and 4.4 and any deemed investment earnings attributable to these contributions shall be one hundred percent (100%) vested or nonforfeitable when the Participant has two Years of Service with the Corporation. Prior to the time a Participant has two Years of Service with the Corporation, the Corporation's contributions to his account shall be zero percent (0%) vested. In addition, a Participant shall be one hundred percent (100%) vested in the Corporation's contributions, including any deemed investment earnings attributable to these contributions, upon his death or disability while he is actively employed by the Corporation. All other amounts credited to a Participant's Deferral Account shall be one hundred percent (100%) vested at all times.


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                                   Article VII
                                    Benefits

7.1 Retirement. Unless benefits have already commenced pursuant to another section in this Article VII, a Participant shall be entitled to begin receipt of the vested amount credited to his Deferral Account as of the Valuation Date coinciding with his Normal Retirement Date. Payment of any amount under this Section shall commence within thirty (30) days of the Participant's Retirement and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form.

7.2 Disability. If a Participant suffers a Disability while employed with the Corporation and before he is entitled to benefits under this Article, he shall receive the amount credited to his Deferral Account as of the Valuation Date coinciding with the Date on which the Participant is determined to have suffered a Disability. Payment of any amount under this Section shall commence within thirty (30) days of when the Committee determines the existence of the Participant's disability and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form.

7.3 Pre-Retirement Survivor Distribution. If a Participant dies before becoming entitled to benefits under this Article, the Beneficiary or Beneficiaries designated under Section 12.6, shall receive the vested amount credited to the Participant's Deferral Account as of the Valuation Date coinciding with the date of the Participant's death. Payment of any amount under this Section shall be made within thirty (30) days of the Participant's death, or if later, within 30 days of when the Committee receives notification of or otherwise confirms the Participant's death, and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form.

7.4 Post-Retirement Survivor Benefit. If a Participant dies after benefits have commenced, but prior to receiving complete payment of benefits under this Article, the Beneficiary or Beneficiaries designated under Section 12.6, shall continue to receive the vested amount credited to the Participant's Deferral Account as of the Valuation Date coinciding with the date of the Participant's death and be in accordance with the current payment method for Retirement Distribution as elected by the Participant on his Participant Agreement and Deferral Election Form. Payment of any amount under this Section shall be made within thirty (30) days of the Participant's death, or if later, within 30 days of when the Committee receives notification of or otherwise confirms the Participant's death.

7.5 Termination. If a Participant's employment terminates with the Corporation before he becomes entitled to receive benefits by reason of any of the above Sections, he shall receive the vested amount credited to his Deferral Account as of the Valuation Date coinciding with the date on which the Participant's employment terminates. Payment of any amount under this Section shall be made within thirty (30) days of when the Participant terminates his employment with the Corporation and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form.

7.6 Change in Control. If a Change in Control occurs before a Participant becomes entitled to receive benefits by reason of any of the above Sections or before the Participant has


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received complete payment of his benefits under this Article, he shall receive payment of the amount credited to his Account as of the Valuation Date immediately preceding the date on which the Change in Control occurs. Payment of any amount under this section shall commence within thirty (30) days of when the Change in Control occurs and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form.

7.7 Change of Control. For the purposes of this section, a Change in Control means a merger or consolidation of the Corporation (except with a wholly owned subsidiary), a sale by the Corporation of all or substantially all of its assets, the acquisition of beneficial ownership of a majority of the outstanding voting stock of the Corporation by any person, entity or affiliated group or a change in the identities of a majority of the directors of the Corporation within a period of thirty consecutive months resulting in whole or in part from the election of persons who were not management nominees.

7.8 Payment Methods. Unless otherwise provided in this Article VII, a Participant may elect to receive payment of the amount credited to his Deferral Account in ten (10) or fifteen (15) annual installments for Retirement and in a lump sum, five year, ten year or fifteen year annual installments upon Disability, Pre-Retirement Death, Termination or Change in Control. This election must be made on the initial Participant Agreement and Election Form. Any installment payments shall be paid annually on the first practicable day after the distributions are scheduled to commence. Each installment payment shall be determined by multiplying the Deferral Account Balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments.

                                  Article VIII
                             Establishment of Trust

8.1 Establishment of Trust. The Corporation established a Rabbi Trust for the Plan. If the Corporation so desires, all benefits payable under this Plan to a Participant shall be paid directly by the Corporation from the Rabbi Trust. To the extent that such benefits are not paid from the Rabbi Trust, the benefits shall be paid from the general assets of the Corporation. The Rabbi Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. The assets of the Rabbi Trust are subject to the claims of the Corporation's creditors in the event of its insolvency. Except as provided under a Rabbi Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his designated Beneficiaries shall not have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Plan.


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                                   Article IX
                               Plan Administration

9.1 Plan Administration. The Plan shall be administered by the Committee, and such Committee may designate an agent to perform the recordkeeping duties. The Committee shall construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility and determine the amount, manner and time of payment of benefits under the Plan. The determinations and interpretations of the Committee shall be consistently and uniformly applied to all Participants and Beneficiaries, including but not limited to interpretations and determinations of amounts due under this Plan, and shall be final and binding on all parties. The Plan at all times shall be interpreted and administered as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any Participant or Beneficiary any right in any asset of the Corporation which is a right greater than the right of a general unsecured creditor of the Corporation.

                                    Article X
                            Nonalienation of Benefits

10.1 Nonalienation of Benefits. The interests of Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered, attached or garnished. Any attempt by a Participant, his Beneficiary, or any other individual or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable shall be void. The Corporation may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. The benefits which a Participant may accrue under this Plan are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, and the Plan Administrator, Board of Directors, Committee and Corporation shall not be required to comply with the terms of such order in connection with this Plan. The withholding of taxes from Plan payments, the recovery of Plan overpayments of benefits made to a Participant or Beneficiary, the transfer of Plan benefit rights from the Plan to another plan, or the direct deposit of Plan payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as assignment or alienation under this Article.

                                   Article XI
                            Amendment and Termination

11.1 Amendment and Termination. The Corporation reserves the right to amend or alter, retroactively or prospectively, or discontinue this Plan at any time. Such action may be taken in writing by any officer of the Corporation who has been duly authorized by the Corporation to perform acts of such kind. However, no such amendment shall deprive any Participant or Beneficiary of any portion of any benefit which would have been payable had the Participant's employment with the Corporation terminated on the effective date of such amendment or termination. Notwithstanding the provisions of this Article to the contrary, the Corporation may


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amend the Plan at any time, in any manner, if the Corporation determines any such amendment is required to ensure that the Plan is characterized as providing deferred compensation for a select group of management or highly compensated employees and as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1) or to otherwise conform the Plan to the provisions of any applicable law including ERISA and the Code.

                                   Article XII
                               General Provisions

12.1 Good Faith Payment. Any payment made in good faith in accordance with provisions of the Plan shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

12.2 No Right to Employment. This Plan does not constitute a contract of employment, and participation in the Plan shall not give any Participant the right to be retained in the employment of the Corporation.

12.3 Binding Effect. The provisions of this Plan shall be binding upon the Corporation and its successors and assigns and upon every Participant and his heirs, Beneficiaries, estates and legal representatives.

12.4 Participant Change of Address. Each Participant entitled to benefits shall file with the Plan Administrator, in writing, any change of post office address. Any check representing payment and any communication addressed to a Participant or a former Participant at this last address filed with the Plan Administrator, or if no such address has been filed, then at his last address as indicated on the Corporation's records, shall be binding on such Participant for all purposes of the Plan, and neither the Plan Administrator nor the Corporation or other payer shall not be obliged to search for or ascertain the location of any such Participant. If the Plan Administrator is in doubt as to the address of any Participant entitled to benefits or as to whether benefit payments are being received by a Participant, it shall, by registered mail addressed to such Participant at his last known address, notify such Participant that:

        (i) All unmailed and future Plan payments shall be withheld until Participant provides the Plan Administrator with evidence of such Participant's continued life and proper mailing address; and

        (ii) Participant's right to any Plan payment shall, at the option of the Committee, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, such Participant shall not have provided the Committee with evidence of his continued life and proper mailing address.

12.5 Notices. Each Participant shall furnish to the Plan Administrator any information the Plan Administrator deems necessary for purposes of administering the Plan, and the payment provisions of the Plan are conditional upon the Participant furnishing promptly such true and complete information as the Plan Administrator may request. Each Participant shall submit proof of his age when required by the Plan Administrator. The Plan Administrator shall, if such proof of age is not submitted as required, use such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of individuals entitled to benefits.


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Any notice or information which, according to the terms of the Plan or requirements of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Corporation at:

                      Cohu, Inc.
                      12367 Crosthwaite Circle
                      Poway, CA  92064-6817

12.6 Designation of Beneficiary. Each Participant shall designate, by name, on Beneficiary designation forms provided by the Plan Administrator, the Beneficiary(ies) who shall receive any benefits which might be payable after such Participant's death. A Beneficiary designation may be changed or revoked without such Beneficiary's consent at any time or from time to time in the manner as provided by the Plan Administrator, and the Plan Administrator shall have no duty to notify any individual or entity designated as a Beneficiary of any change in such designation which might affect such individual or entity's present or future rights. If the designated Beneficiary does not survive the Participant, all amounts which would have been paid to such deceased Beneficiary shall be paid to any remaining Beneficiary in that class of beneficiaries, unless the Participant has designated that such amounts go to the lineal descendants of the deceased Beneficiary. If none of the designated primary Beneficiaries survive the Participant, and the Participant did not designate that payments would be payable to such Beneficiary's lineal descendants, amounts otherwise payable to such Beneficiaries shall be paid to any successor Beneficiaries designated by the Participant, or if none, to the Participant's spouse, or, if the Participant was not married at the time of death, the Participant's estate.

No Participant shall designate more than five (5) simultaneous beneficiaries, and if more than one (1) beneficiary is named, Participant shall designate the share to be received by each Beneficiary. Despite the limitation on five (5) Beneficiaries, a Participant may designate more than five (5) beneficiaries provided such beneficiaries are the surviving spouse and children of the Participant. If a Participant designates alternative, successor, or contingent beneficiaries, such Participant shall specify the shares, terms and conditions upon which amounts shall be paid to such multiple, alternative, successor or contingent beneficiaries. Except as provided otherwise in this Section, any payment made under this Plan after the death of a Participant shall be made only to the Beneficiary or Beneficiaries designated pursuant to this Section.

12.7 Claims. Any claim for benefits must initially be submitted in writing to the Plan Administrator. If such claim is denied (in whole or in part), the claimant shall receive notice from the Plan Administrator, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this Plan. Such notice shall be provided within ninety (90) days of the date the claim for benefits is received by the Plan Administrator, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial 90 day period. The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision. Any such extension shall not exceed 90 days. Any disagreements about such interpretations and construction may be appealed in writing by the claimant to the Plan Administrator within sixty (60) days. After receipt of such Appeal, the Plan Administrator shall respond to such appeal


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within sixty (60) days, with a notice in writing fully disclosing its decision and its reasons. If special circumstances require an extension of time to process the appealed claim, notification of the extension shall be provided to the claimant prior to the commencement of the extension. Any such extension shall not exceed 60 days. No member of the Board of Directors, or any committee thereof, or any employee or officer of the Corporation, shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith.

12.8 Action by Board of Directors. Any action required to be taken by the Board of Directors of the Corporation pursuant to the Plan provisions may be performed by a committee of the Board, to which the Board of Directors of the Corporation delegates the authority to take actions of that kind.

12.9 Governing Law. To the extent not superseded by the laws of the United States, the laws of the State of California shall be controlling in all matters relating to this Plan.

12.10 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

IT WITNESS WHEREOF, Cohu, Inc. has adopted the foregoing instrument effective as of August 1, 2001.

           Cohu, Inc.

           By:      /s/ John H. Allen
              ------------------------------------
           Title:    Vice President Finance & CFO



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